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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 1-12542


                                UTI Energy Corp.
             (Exact name of registrant as specified in its charter)
             ------------------------------------------------------
                       16800 Greenspoint Park, Suite 225N
                              Houston, Texas 77060
                                 (281) 873-4111
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                    Common Stock, par value $0.001 per share

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            (Title of each class of securities covered by this Form)

                                      None

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

         Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(i)       [X]
           Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
           Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
           Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                                Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or
notice date:   0
             ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, UTI Energy Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   May 8, 2001                      BY: /s/ Jonathan D. Nelson
                                            -----------------------------------
                                                    Jonathan D. Nelson
                                              Vice President - Finance, Chief
                                             Financial Officer, Secretary and
                                         Treasurer of Patterson-UTI Energy, Inc.
                                           (Successor Issuer by Merger with
                                                      UTI Energy Corp.)


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities and Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.